UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2024
__________________________
ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-254800	83-0602006
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
44 Whippany Road
Suite 101
Morristown, NJ 07960

(Address of principal executive offices)
(646) 661-7600

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.
On December 27, 2024, Ascend Wellness Holdings, Inc. (the “Company”) announced that it has received authorization from the Company’s Board of Directors to commence a share buyback program (“Buyback Program”). Pursuant to a normal course issuer bid (“NCIB”) commencing on January 2, 2025, the Company may repurchase up to the lesser of: (i) 10,215,690 shares of the Company’s class A common stock (“Common Shares”), representing approximately 5.0% of the Company’s outstanding Common Shares; and (ii) US$2.25 million worth of Common Shares, in the open market. As of December 24, 2024, there were a total of 204,313,808 issued and outstanding Common Shares.
Common Shares may be purchased on the Canadian Securities Exchange (“CSE”), the OTCQX, or alternative trading systems, subject to applicable legal, regulatory and contractual requirements. All purchases made will be through the selected purchasing member, ATB Securities Inc. The total number of Common Shares purchased, timing of purchases, and share price are dependent upon market conditions and business considerations, any applicable securities law requirements, CSE rules and any determination of best use of cash available at the time. Any Common Shares purchased will be cancelled. The Buyback Program will expire on January 1, 2026, and may be suspended, terminated or modified at any time for any reason. While the Company intends to proceed with the Buyback Program, it is under no obligation to purchase any Common Shares for the duration of the Buyback Program.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascend Wellness Holdings, Inc.

December 27, 2024	/s/ Roman Nemchenko
Roman Nemchenko Chief Financial Officer (Principal Financial Officer)
2